Exhibit 4.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RECORD OF AGREEMENT

On 18 December 2018, at the Department of Labour and Social Politics, a meeting was held to carry out the joint examination requested by NATUZZI SPA aimed to be granted an extension of payments from the CIGS (Cassa Integrazione Guadagni Straordinaria, Extraordinary Redundancy Benefit Fund), after the conclusion of a “defensive solidarity contract” under Section 22-bis of Legislative Decree 148/2015, as amended by Section 25 of Legislative Decree 119/2018.

The following parties appeared:

-	The Department of Labour and Social Politics, represented by Mr Andrea Annesi.
-	The Department of Economic Development, represented by Ms Chiara Cherubini.
-	The Region of Puglia, represented by Mr Stefano Basile.
-	The Region of Basilicata, represented by Mr Roberto Cifarelli, Councillor.
-	NATUZZI S.p.A., represented by Mr Michele Onorato and Ms Patrizia Ragazzo, assisted by Mr Claudio Schiavone, solicitor.
-

Mr Fabrizio Pascucci, Mr Antonio Delle Noci, Mr Gianni Fiorucci, Mr Marco Demurtas, Ms Vanessa Caccerini, respectively as national representatives of FENEAL UIL and UILTUCS, FILCA CISL, FILLEA CGIL, FISASCAT CISL, FILCAMS CGIL, along with the regional and territorial RSU (unified trade union representations) and RSA (corporate trade union representations).

WHEREAS

-	Natuzzi S.p.A. (VAT No 03513760722), with registered office in Santeramo in Colle, via Iazzitiello, No 47 is the leading Italian company in the furniture industry.
-	The Company is classified in the industrial sector for social security purposes. The Company’s relations with its employees are regulated by the following agreements:
o	The CCNL (Contratto Collettivo Nazionale di Lavoro, collective bargaining agreement) for employees working in the Wood and Furniture industries.

o	The CCNL for employees working in the Distribution and Services industries.
-	The Company’s staff totalled 2,063 employees (excluding Managers) at 30 November 2018 and was made up as follows:
o	92 First Line Managers
o	488 Clerks
o	1,483 Factory Workers

-	The above personnel works in the following production units:

o	Matera (MT) Iesce - Via Appia Antica s.c. Km 13.5
o	Santeramo in Colle (BA) Iesce- SS 271 for Matera Km 50.2
o	Laterza (TA) - Contrada Madonna delle Grazie
o	Matera La Martella (MT) - Zona lndustriale La Martella
o	Santeramo in Colle (BA) - Via lazzitiello, 47
o	Ginosa (TA) - Contrada Sierro delle Vigne, s.n.
o	Altamura (BA) Graviscella - Via Graviscella z.i.

with the following distribution:

Production Unit	Clerks	Foremen and Supervisory Workers	Factory Workers	First Line Managers	Total Workers
Ginosa (TA) – C.da Sierro delle Vigne s.n.	5	7	189		201
Laterza (TA) – C.da Madonna delle Grazie	30	32	505	2	569
Matera (MT) - Via Appia Antica S.C. Km 13.5	7	9	201	1	218
Matera (MT) - Zona lndustriale Località La Martella	17	4	69	1	91
Santeramo in Colle (BA) - SS 271 for Matera Km 50.2	12	27	367	1	407
Santeramo in Colle (BA) - Via lazzitiello, 47	319	16	151	87	573
Altamura (BA) - Via Graviscella sn	1	2	1		4
Total Workers	391	97	1483	92	2063

-

The Company applied to this Office for a joint examination of its request to be granted an extension of payments from the CIGS (Extraordinary Redundancy Benefit Fund) scheme, after the conclusion of a “defensive solidarity contract” under Section 22-bis of Legislative Decree 148/2015, as amended by Section 25 of Legislative Decree 119/2018. As a result, the parties were convened on the date of this record.

-	During the meeting, the Company’s representative declared as follows:
o

The Company took measures aimed to increase its competitiveness and strengthen its position on the market, and consequently to maintain its employment levels. The above measures included substantial industrial reconversion activities aimed to attract the Italian “living room” (furniture) district to “high end” production with the purpose of meeting market demand. As a matter of fact, Natuzzi Italia and Natuzzi Edition products are perceived as having a higher added value but this factor depends on their capacity to maintain quality and design standards well above the market average.
o

Achievement of the above target will be favoured by the specialisation and verticalisation of production and by the progressive termination of non-profitable production as a result of the cost of Italian factors of production.

o

In order to meet the above target, the Group also declared that it wishes to keep pursuing its global brand strengthening policy by developing a commercial network that may increase the sales of its Italian products, especially the Natuzzi Italia Brand.

o

In spite of the above measures, which were started with the implementation of the Programme Agreement signed at the headquarters of the Department of Economic Development in 2013, including for example the completion of the restructuring of the Matera Iesce plant (the only plant which almost met the Business Plan targets) and the introduction of technological and process innovations in the Laterza plant (which also led to significant improvements), there are still doubts about the achievement of the above objectives in terms of competitiveness and product quality.

o

Moreover, due to a complex legal dispute, which is still pending, the Group had declared an interruption to its investments in Italy for the purpose of setting-aside considerable funds for litigation costs, which largely affected the Company’s financial performance and made it impossible to reach the production cost objectives which would have made Italian production sustainable.

o

In light of the above financial and production circumstances, on 20 April 2018 the Company convened the Trade Union Organisations to the offices of Federlegno to inform them of the results for the 2017 financial year, which showed an operating loss of 29 million euros. The meeting was also aimed to inform the Social Partners that upon expiration of the Solidarity Contract the production and organisation set-up would result in the structural redundancy of approximately 1000 workers employed in production/logistics units and offices.

o

During the above meeting, the parties agreed, upon express request by the Trade Union Organisations, to set an urgent meeting at the “Control Centre”, which was held on 11 May 2018 at the headquarters of the Department of Economic Development. On that occasion, the Company and the Social Partners started to discuss technical issues and the dialogue was reopened, prior to the expiration of the social safety nets, in order to prevent the start of a collective dismissal procedure.

o

Given the circumstances, the Trade Union Organisations declared that the defence of the employment levels was a priority and asked for a business plan which excluded redundancies, to be implemented by way of: a) the re-internalisation of production for the entire supply chain; b) the diversification of production; c) the valorisation of company know-how. Furthermore, the Trade Union Organisations asked the Company to complete the investments aimed at increasing the quality and production levels of the Italian plants.

o

During the meeting at the Control Centre, the Company undertook to submit a plan for the business reorganisation of the Italian plants and to take joint measures in an attempt to reduce forecast redundancies following the expiry of the social safety nets.

o

After the meeting at the Control Centre and the commitments made on that institutional occasion, on 30 May 2018 the Company submitted to Bari’s Confindustria (Employers’ Trade Union) its new Italian Business Plan to the national and regional Trade Union Organisations, the territorial organisations and the coordination of the RSU and RSA (corporate and unified trade union representations). The Plan was aimed at:

◾	Restore competitiveness and product quality;
◾	Internalise the processing of semi-finished products;
◾	Retrain and redeploy any redundant staff.
o

The above Plan, which was fully illustrated during the meeting, was based on the organisation of the activities over four production plants: Matera Iesce, Santeramo Iesce, Laterza, Ginosa, as well as those of the Matera La Martella’s logistics hub, the Industrial Methodology Lab and the Improvement and Quality Lab.

o

During the implementation of the Plan, each plant was supposed to specialize in a specific cluster of products in order to encourage the development of a specific know-how that would ensure its competitiveness and quality.

o

After further negotiations, the Collective Agreement approving the Business Plan was signed on 28 June 2018 at the headquarters of the Department of Economic Development. The Plan aims to regain productivity and efficiency while protecting the corporate skills, also by diversifying and internalising the production cycles. Once all the preconditions are met, the Plan envisages complex and costly restructuring interventions and staff retraining measures.

o

The final working arrangements envisaged in the Plan for the “living room” industry provide for the employment of 1093 workers in the production/logistics departments and 469 workers in the service departments and in the offices.

o

The Agreement also provides for shared arrangements to retrain the workers made redundant as a result of the restructuring of the production sites and to redeploy them to the new semi-finished production activities.

o

At the same time, also in execution of subsequent arrangements, within the general restructuring process and under the development programme agreement signed with Invitalia (National Agency for Inward Investment and Economic Development), investments have been envisaged both in the sites allocated to the “living room” production (Matera Iesce, Santeramo Iesce, Laterza, Santeramo in Colle, the Industrial Methodology Lab and the Matera La Martella logistics hub) and for the reindustrialisation of the site of Ginosa (TA) with the purpose of executing the investments related to the new processing of semi-finished wood products. An agreement signed on 13 November 2018 at the Control Centre of the Department of Economic Development confirmed the contents of the Business Plan approved by way of the above-mentioned Collective Agreement on 28 June 2018. The agreement only provided for two amendments: zero production costs at the new Iesce 3 and Iesce 4 plants and the resulting displacement of these activities to the plants of Ginosa (TA) and Altamura-Graviscella (BA), as well as the liquidation of the Polyurethane Production plant, as set forth in the project addendum.

o

Therefore, in execution of the Business Plan, the Parties agreed upon the retraining process for the 491 workers who will be employed on the Altamura-Graviscella site and will thus undergo professional retraining for the new processing procedures for wood and rubber semi-finished products.

o

As regards the Altamura-Graviscella site, on 14 December 2018 the Parties signed a record of agreement concerning the request for application of the CIGS (Extraordinary Redundancy Benefit Fund) scheme due to corporate restructuring at the regional headquarters.

o	Without prejudice to the implementation of the above Business Plan, the Company declared that it was necessary to deal with an overstaffing of 491 workers.
o

Likewise, it was necessary to apply for an extension of the Solidarity Contract under Section 22-bis of Legislative Decree 148/2015 for the Matera Iesce, Santeramo Iesce, Laterza, Matera La Martella, Factory Outlet, Santeramo in Colle and Ginosa sites. The Solidarity Contract for these sites will expire on 31 December 2018.

o

During the meeting held at the headquarters of the Region of Puglia on 14 December 2018, the Company agreed with the representatives of the Region of Puglia and the Region of Basilicata on the adoption of active policy measures intended for the workers.

o	The Regions of Puglia and Basilicata also declared that the Company plays a key financial and strategic role on their territories.

HAVING REGARD TO

•	Section 25 of Legislative Decree 119 of 23 October 2018, which amended Section 22-bis of Legislative Decree 148/2015;
•	Ministerial Circular No 16 of 29 October 2018.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS

1)	The above recitals form an integral part of this agreement.
2)

Under Section 22-bis of Legislative Decree 148/2015, introduced by Section 1, par. 133, of Act No 205/2017, as amended by Section 25 of Legislative Decree 119 of 23 October 2018, NATUZZI SPA will apply for an extension of payments from the CIGS (Extraordinary Redundancy Benefit Fund) scheme after the conclusion of a “defensive solidarity contract” to the benefit of a maximum of 2022 workers:

Matera-Iesce	218 workers
Santeramo-Iesce	407 workers
Laterza	569 workers
Matera-La Martella and Factory Outlet	91 workers
Santeramo in Colle	571 workers
Ginosa	166 workers

3)	The payments will be requested for 12 months starting from 1 January 2019.
4)	Working hours will be reduced by an average 42% on a monthly basis in consideration of a 40-hour work week.
5)	Working hours will be reduced, depending on corporate needs, both “vertically” (single days) and/or horizontally.
6)

Without prejudice to the corporate average reduction of working hours of 42% provided for by Legislative Decree 148/2015, the maximum individual reduction will be implemented in such a way as to guarantee compliance with the percentage set forth in Legislative Decree 148/2015 for the reduction of the individual average by 70% over the period of extension of the Solidarity Contract.

7)	Section 21, par. 5, of Legislative Decree 148/2015 allows for a decrease in the reduction of working hours to meet temporary needs of increased workloads.
8)

As a result of the above reduction of working hours, the direct, indirect and deferred remuneration, as well as the contractual and/or statutory schemes will be determined and paid in proportion to the actual work performance in compliance with applicable law. The severance indemnity fund will be paid under Section 21, par. 5, of Legislative Decree 148/2015.

9)	The Company will advance the salary supplementation payments to the employees concerned at their usual pay dates.

10)	In order to rationalise inspections and make them more efficient, the Company will request their centralisation at the ITL (Ispettorato Nazionale del Lavoro, National Labour Inspectorate) of Bari.
11)

The Company quantified the cost for the extension of the payments from the CIGS (Extraordinary Redundancy Benefit Fund) scheme after the conclusion of the “defensive solidarity contract” as a total expenditure of [***].

12)

The measures envisaged by the Plan submitted by the Company will be discussed during special meetings between the Parties at the Company’s headquarters on a three-monthly basis or upon request. This will allow the Parties to monitor the management of the Solidarity Contract and the evolution of the corporate situation.

By signing this record, the Parties acknowledged that they concluded their joint examination and reached the agreement under Section 22-bis of Legislative Decree 148/2015, introduced by Section 1, par. 133, of Act No 205/2017, as amended by Section 25 of Legislative Decree 119/2018.

The Department of Labour acknowledged the agreement between the Parties and declared that the joint examination procedure under Section 24 of Legislative Decree 148/2015 was concluded with a positive outcome.

Having concluded its mediation activity, this Office will forward this record promptly to the IV Division of the Direzione Generale degli Ammortizzatori Sociali e della Formazione (Directorate-General for Social Safety Nets and Training) for its preliminary inquiries and decision.

This record was read, confirmed and signed as a true and correct record.

DEPARTMENT OF LABOUR AND SOCIAL POLITICS

/S/[ILLEGIBLE]

DEPARTMENT OF ECONOMIC DEVELOPMENT

/S/[ILLEGIBLE]

REGION OF PUGLIA

/S/[ILLEGIBLE]

REGION OF BASILICATA

/S/[ILLEGIBLE]

NATUZZI SPA	TRADE UNION ORGANISATIONS
/S/ MICHELE ONORATO	/SS/[ILLEGIBLE]
GLOBAL HUMAN RESOURCES DIRECTOR

/S/[ILLEGIBLE]
RSU/RSA
/SS/[ILLEGIBLE]

EXCERPT OF MINUTES OF THE MEETING OF 14 DECEMBER 2018

On 14 December 2018, in Bari, at the headquarters of the Assessorato alla Formazione e Lavoro (Training and Labour Council), in Via Corigliano 1 Z.I. Bari (BA), NATUZZI S.p.A., represented by Mr Michele ONORATO, the Social Partners and the Regional Authorities met in order to request an extension of the Solidarity Contract in force under Sections 21, 22-bis and 24 of Legislative Decree 148/2015 and of payments from the CIGS (Cassa Integrazione Guadagni Straordinaria, Extraordinary Redundancy Benefit Fund) for the site of Altamura Graviscella (BA). In compliance with applicable regional law, Natuzzi S.p.A. will submit a training programme under the “Corporate Training Programmes – Notice No 4/2016” section within the framework of the agreement signed by the Company and the Social Partners, specifically in performance of subsection 11), and having regard to the active policy tools made available by the Puglia and Basilicata Regions. The programme envisages professional retraining activities aimed to reinstate workers in the workplace y means of the following measures:

-	Preparing activities for the purpose of professional training and retraining;
-	Promoting work, training and professional growth opportunities by improving the match between the skill requirements expressed by employers and the need for reinstatement;
-	Reinstatement and professional development;
-	Active monitoring of the job market offers through local employment agencies.

However, it is understood that the share of state co-funding cannot exceed 800,000 euros.

The Company may implement its Training Programme individually or in cooperation with the authorities set out in the Regional List of Accredited Authorities by setting up a RTS (Raggruppamento Tecnico-Scientifico, Technical and Scientific Association of Enterprises) or a RTI (Raggruppamento Temporaneo di Imprese, Temporary Association of Enterprises).

The Region of Basilicata agreed and declared that it will take part in the restructuring of the sites involved and in the retraining of personnel through an Active Labour Market Policy Programme programme of active policies and by monitoring the investment plan and the achievement of full employment.

These minutes were read, confirmed and signed as a true and correct record.

THE COMPANY	TRADE UNION ORGANISATIONS	THE REGION

/S/ MICHELE ONORATO

GLOBAL HUMAN RESOURCES DIRECTOR	/SS/ [ILLEGIBLE]	/SS/ [ILLEGIBLE]

/S/ [ILLEGIBLE]